EXHIBIT A(3)
                               SAMCO FUND, INC.
                             ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION

SAMCO Fund, Inc., a Maryland corporation (the "Corporation") having a principal office in New York, New York and having the Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: The Charter of the Corporation is hereby amended by striking our Article SECOND and inserting in its place the following:

     "SECOND:  The name of the  Corporation  is SAMCO  Funds,  Inc.
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SECOND:  Pursuant to the authority  vested in the Board of Directors in Article
FIFTH of the Articles of Incorporation of the Corporation (the "Charter"), the Board of Directors may, without shareholder approval, designate one or more classes of shares of common stock, fix the number of shares in any such class and reclassify any unissued shares with respect to such class (subject to any applicable rule, regulation or order of the Securities and Exchange Commission or other applicable law or regulation) which shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Board may determine in the absence of contrary determination set forth herein. The aforesaid power shall include the power to create, by classifying unissued shares in the aforesaid manner, one or more classes in addition to those initially designated in the Charter;

THIRD: Pursuant to the foregoing authority, the Board of Directors has reclassified and designated: (a) 350,000,000 authorized but unallocated shares of the Corporation's common stock, par value $.001 per share, as SAMCO Intermediate Fixed Income Fund Class A common stock, par value $.001 per share (the "Class A shares"), and (b) 150,000,000 authorized but unallocated shares of the Corporation's common stock, par value $.001 per share, as SAMCO Intermediate Fixed Income Fund Class B common stock (the "Class B shares"), par value $.001 per share. The Class A shares and the Class B shares represent interests in the same investment portfolio of the Corporation and together shall be subject to all provisions of Article FIFTH of the Charter relating to stock of the Corporation generally and shall have identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, except as follows:

        (a) The dividends and distributions of investment income and capital gains with respect to the Class A shares and the Class B shares, respectively, shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary as between the Class A shares

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        and the Class B shares to reflect differing allocations of the expenses of the Corporation between the holders of the Class A shares and the holders of the Class B shares to such extent and for such purposes as the Board of Directors may deem appropriate;

        (b) The holders of the Class B shares shall have the exclusive voting rights with respect to provisions of a distribution plan, if any, adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the Class B shares and no voting rights with respect to the provisions of any Plan applicable to the Class A shares; and the holders of the Class A shares shall have exclusive voting rights with respect to the provisions of any Plan applicable to the Class A shares and no voting rights with respect to the provisions of any Plan applicable to the Class B shares; and

        (c) The net asset value of a Class A share and the net asset value of a Class B share shall be separately computed, and may vary from one another, in order to reflect any differences in the undistributed investment income or capital gains allocated to each such class, or in the capital account of each such class, resulting from differing allocations of the expenses of the Corporation between the holders of the Class A shares and the holders of the Class B shares.

FOURTH: The Charter of the Corporation is hereby amended further to provide that the Corporation's "Fixed Income Portfolio" series is hereby redesignated the "SAMCO Aggregate Fixed Income Fund."

FIFTH: These Articles of Amendment to the Articles of Incorporation do not increase the capital stock of the Corporation.

SIXTH: The Amendment to the Articles of Incorporation of the Corporation as hereinabove set forth shall be effective on June 10, 1999.

SEVENTH: The foregoing amendment to the Articles of Incorporation of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the Charter amendment is limited to changes expressly permitted by
Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation law to be made without action by the stockholders, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF,  SAMCO Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 10, 1999.

ATTESTED:                                    SAMCO FUND, INC.


/s/ William E. Vastardis                     /s/ John G. Talty
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William E. Vastardis, Secretary              John G. Talty, President

THE UNDERSIGNED, John G. Talty, President of SAMCO Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                   /s/ John G. Talty
                                   ------------------------------
                                   John G. Talty, President